Exhibit 99.1

Soluna Holdings, Inc. Announces
Initial Funding from Spring Lane Capital

ALBANY, N.Y., August 11, 2022 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the initial funding of up to $12.5 million from funds managed by Spring Lane Capital, a private equity firm focused on hybrid project capital for sustainability solutions in the energy, food, water, waste and transportation industries. The funding is the first of the up to $35 million in project financing committed by funds managed by Spring Lane Capital, originally announced on May 12, 2022. The proceeds will fund the development of the initial 50 MW phase of our development project in Texas, known as the Dorothy project, a 100 MW data center being built in phases.

Michael Toporek, CEO of Soluna Holdings, Inc., said, “This initial funding from Spring Lane Capital enables us to begin the next phase of Soluna’s development pipeline. The Dorothy project provides a mature, repeatable model that we believe can be scaled to assist partner organizations, like the Electric Reliability Council of Texas (“ERCOT”), and Spring Lane Capital come together to solve the problem of curtailed output.”

For more information on the Dorothy project, please visit HERE.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release with respect to the initial funding of up to $12.5 million from funds managed by Spring Lane Capital, the progress of Soluna’s development pipeline and the ability to scale the Dorothy project to assist partner organizations constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Chris Gandolfo

Financial Reporting Manager

Soluna Holdings

christopher@soluna.io

518 218 2565

Investor Relations

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

561 489 5315